UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
___________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2022
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STERLING CHECK CORP.
(Exact name of registrant as specified in its charter)
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Delaware	1-40829		37-1784336
(State or other jurisdiction of incorporation)	(Commission File Number)		(I.R.S. Employer Identification No.)
1 State Street Plaza, 24th Floor	New York	New York	10004
(Address of principal executive offices)			(Zip code)
Registrant’s telephone number, including area code: 1 (800) 853-3228
(Former Name or Former Address, if Changed Since Last Report)
___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	STER	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 29, 2022 (the “Closing Date”), Sterling Infosystems, Inc. (the “Borrower”), a Delaware corporation and a subsidiary of Sterling Check Corp. (the “Company”), entered into a credit agreement (the “Credit Agreement”) by and among the Borrower, as borrower, Sterling Intermediate Corp. (“Parent”), KeyBank National Association, as administrative agent (the “Administrative Agent”), certain guarantors party thereto (the “Guarantors”) and the lenders party thereto.

The Credit Agreement provides for aggregate principal borrowings of $700.0 million, comprised of $300.0 million aggregate principal amount of term loans (the “Term Loans”) and a $400.0 million revolving credit facility (the “Revolving Credit Facility”). The net proceeds of the Term Loans, together with borrowings of approximately $223.0 million under the Revolving Credit Facility, were used to repay all outstanding indebtedness, including accrued and unpaid interest, in an aggregate amount of approximately $513.9 million, under that certain First Lien Credit Agreement, dated June 19, 2015 (as amended, the “Existing Credit Agreement”), by and among the Borrower, as borrower, the guarantors party thereto, KeyBank National Association, as administrative agent, and the lenders party thereto, and to pay related fees and expenses. The Term Loans and the Revolving Credit Facility mature on November 29, 2027.

Amounts outstanding under the Credit Agreement bear interest under either of the following two rates, elected in advance by the Borrower: (1) a base rate (equal to the greatest of (a) the prime rate, (b) the federal funds rate plus 1⁄2 of 1% and (c) the one-month adjusted term SOFR rate plus 1%); or (2) an adjusted term SOFR rate (equal to the sum of (a) term SOFR plus (b) 0.10%), in each case, plus a tiered floating interest rate margin based on the net leverage ratio of the Borrower. Interest on adjusted term SOFR borrowings is payable on the last business day of the one, three or six-month interest period selected by the Borrower (except in the case of a six-month election, in which case it is payable on the last business day of the third and sixth month). Interest on base rate borrowings is payable on the last business day of each quarter.

The Borrower will pay a quarterly unused commitment fee at a rate per annum ranging from 0.20% to 0.30%, on the unused portion of the Revolving Credit Facility based on the net leverage ratio of the Borrower. The Borrower can use available funding capacity under the Revolving Credit Facility to issue letters of credit, subject to a sublimit equal to the lesser of $40.0 million and amounts available for borrowing under the Revolving Credit Facility.

The Term Loans amortize quarterly in the following amounts: $1.875 million per quarter (for the first four full quarters ending after the Closing Date, $3.75 million per quarter (for the next eight quarters) and $5.625 million per quarter (for the next eight quarters).

The Credit Agreement contains covenants that, among other things, restrict the Borrower’s ability to: incur certain additional indebtedness; transfer money between its various subsidiaries; pay dividends on, repurchase or make distributions with respect to its subsidiaries’ capital stock or make other restricted payments; issue stock of subsidiaries; make certain investments, loans or advances; transfer and sell certain assets; create or permit liens on assets; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into certain transactions with its affiliates; and amend certain documents.

The Credit Agreement also contains financial covenants that require the Borrower to comply with (a) a maximum net leverage ratio of 4.00:1.00 (which may be increased to 4.50:1.00 for four quarters if the Borrower and its subsidiaries consummate acquisitions during any 6-month period for which the total aggregate cash consideration is greater than or equal to $75.0 million) and (b) a minimum interest coverage ratio of 3.00:1.00. Both financial covenants are tested quarterly.

The Term Loans and the Revolving Credit Facility (and related revolving borrowings) are guaranteed by Parent and all material wholly owned domestic subsidiaries of the Borrower. Obligations under the Credit Agreement are collateralized by a first lien on substantially all the assets and outstanding capital stock of the Borrower and its material domestic subsidiaries, subject to certain exceptions. The Credit Agreement also contains various events of default, including, without limitation, the failure to pay interest or principal when the same is due, cross default and cross acceleration provisions, the failure of representations and warranties contained therein to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding under the Credit Agreement, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

Goldman Sachs Lending Partners LLC, an affiliate of the owners of a majority of the Company’s common stock, is a Co-Documentation Agent and lender under the Credit Agreement and received fees in connection therewith.

The foregoing description of the Credit Agreement and the related Term Loans and Revolving Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement, on November 29, 2022, the Borrower applied the net proceeds of the Term Loans, together with borrowings under the Revolving Credit Facility, to repay all outstanding indebtedness under the Existing Credit Agreement and terminated the Existing Credit Agreement. Goldman Sachs Lending Partners LLC, a lender under the Existing Credit Agreement, is an affiliate of the owners of a majority of the Company’s common stock.

The Existing Credit Agreement provided for a $655.0 million original principal amount of term loans and a $140.0 million revolving credit facility. Subject to the terms of the Existing Credit Agreement, the term loan facility was scheduled to expire on June 19, 2024 and the revolving credit facility was scheduled to expire on the earlier of (a) August 11, 2026 or (b) December 31, 2023 unless, on or prior to December 31, 2023, the term loan facility had been (i) refinanced with the proceeds of indebtedness with a final maturity date that is no earlier than February 11, 2027 or (ii) amended, modified or waived, such that the final maturity date of the term loan facility would have been no earlier than February 11, 2027.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
        Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is also responsive to Item 2.03 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
        Officers; Compensatory Arrangements of Certain Officers

On November 28, 2022, the Board of Directors of the Company (the “Board”) received the resignation of Christopher Crampton as a director of the Company, effective December 31, 2022. Mr. Crampton has served on the Board since June 2015. The resignation was not due to any disagreement with the Company, its Board or its management on any matter relating to the Company’s operations, policies or practices.

Item 8.01. Other Events.

On November 30, 2022, the Company issued a press release announcing that the Company has entered into the Credit Agreement and the Board authorized the purchase of up to $100.0 million of the Company’s common stock over a period through December 31, 2024. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1
Credit Agreement, dated as of November 29, 2022, by and among Sterling Infosystems, Inc., as borrower, Sterling Intermediate Corp. and the other guarantors party thereto, KeyBank National Association, as agent, and the lenders party thereto.

99.1	Press Release of Sterling Check Corp., dated November 30, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING CHECK CORP.

November 30, 2022	By:	/s/ Steven Barnett
	Name:	Steven Barnett
	Title:	Executive Vice President, Secretary and